Exhibit 99.1

Cincinnati Bell and CWA Reach Tentative Agreement on New Contract

CINCINNATI--(BUSINESS WIRE)--Cincinnati Bell Inc. (NYSE: CBB) and the Communications Workers of America (CWA) have reached a tentative agreement on a new labor contract. The new agreement, which covers 1,300 employees of Cincinnati Bell Telephone, is subject to ratification by the local CWA membership.

Cincinnati Bell had requested early negotiations with local union leadership in an effort to renew the labor contract for current bargaining unit employees, which was set to expire May 10, 2008.

“This new agreement helps Cincinnati Bell accomplish its business objectives while taking into consideration the concerns of our current bargaining unit employees,” said Brian Keating, vice president of human resources for Cincinnati Bell. “We have very dedicated and effective employees, whom I am proud to be affiliated with, but we need to continue our efforts to restructure our costs. I believe this new agreement helps us do that.”

“During these difficult economic times with continued layoffs and outsourcing, we were faced with tough decisions,” said Monica Hogan, CWA staff representative, District 4. “We feel this agreement addressed both our concern to retain jobs, protect health care and at the same time enable growth both for CWA and Cincinnati Bell.”

If ratified by local CWA membership, the new agreement will:

  Provide a cumulative 4.5 percent wage increase over the three years of the contract;
  Maintain current healthcare plan designs with modest premium increases over the life of the contract, which are reflective of healthcare inflation;
  Improve dental coverage by increasing the amounts covered under the plan for restorative services by 10 percent;
  Increase pay-related pension credits by 3 percent and establish the interest credit in the pension plan at 4.5 percent during this three-year labor agreement;
  Retain the current call center work as local Cincinnati jobs, restructure base pay for call center employees and implement a sales commission plan for eligible call center functions;
  Create a new wage, benefit and working condition agreement for bargaining unit employees hired on or after February 1, 2008
  Offer an early retirement option to eligible bargaining unit employees.

Details of the new agreement will be presented to union membership by the two CWA locals (4400 and 4401). Results of the ratification vote will be announced February 27, 2008.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit http://www.cincinnatibell.com.

CONTACT:
Cincinnati Bell
Lisa McLaughlin, 513-368-1860
lmclaughlin@hsr.com
or
CWA
Seth Rosen, 440-333-6363
srosen@cwa-union.org